UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 15, 2005
DEVELOPERS DIVERSIFIED REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-11690	34-1723097

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio	44122

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (216) 755-5500

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     In December 2005, the Compensation Committee of the Board of Directors of Developers Diversified Realty Corporation, an Ohio Corporation (the “Company”), approved the performance metrics and general terms of outperformance long-term incentive plan agreements (each, an “Outperformance Agreement”) to be entered into with certain executive officers of the Company, other than Scott A. Wolstein and Daniel B. Hurwitz. On August 18, 2006, the Compensation Committee finalized the terms of similar agreements for Messrs. Wolstein and Hurwitz (the “Senior Executive Outperformance Agreements”). The Outperformance Agreements and the Senior Executive Outperformance Agreements provide for awards to officers of the Company’s common shares or an equivalent amount in cash, at the Company’s option, pursuant to the Company’s 2004 Equity-Based Award Plan. The awards vest upon achievement of defined financial and service conditions.
     The Company has accounted for the issuance of these awards as of the date that the awards were approved by the Compensation Committee and communicated to the respective employees in accordance with the provisions of Statement of Financial Accounting Standards 123(R). Compensation expense related to these awards for the six-months ended June 30, 2006 was approximately $1.5 million.
     With respect to Messrs. Wolstein and Hurwitz, the performance metrics are as follows: (a) a specified level of growth in the Company’s funds from operations (the “FFO Target”), (b) an increase in the market price of the Company’s common shares (the “Share Price Target”), (c) an increase in the market price of the Company’s common shares relative to the increase in the market prices of the relative common stock of companies included in a specified peer group (the “Comparative Share Price Target”, together with the Share Price Target, the “Share Price Metrics”), and (d) non-financial performance criteria established by the Compensation Committee of the Board of Directors of the Company (the “Discretionary Metrics”, and, together with the FFO Target and the Share Price Metrics, the “Senior Officer Targets”). The measurement period for the Senior Officer Targets began on January 1, 2005 because the prior performance award measurement period for Mr. Wolstein ended December 31, 2004. The current measurement period ends the earlier of December 31, 2007 or the date of a “Change in Control” (as defined below) (such earlier date, the “Senior Officer Valuation Date”).
     If the FFO Target is achieved, the Company will issue to the officer a number of common shares equal to (a) the dollar value assigned to the FFO Target set forth in such officer’s Outperformance Agreement, divided by (b) the greater of (i) the average closing price for the common shares over the twenty trading days ending on the Valuation Date or (ii) the closing price per common share on the last trading date before the Senior Officer Valuation Date, or the equivalent amount of cash, at the Company’s option, as soon as practicable following the applicable vesting date (described below).
     If one or both of the Share Price Metrics are achieved, the Company will issue to the officer a number of shares set forth in the agreement, depending on whether one or both of the Share Price Metrics have been achieved, or the equivalent amount of cash, at the Company’s option, as soon as practicable following the applicable vesting date. The value of the number of common shares or equivalent amount paid in cash with respect to the Share Price Metrics that may be paid is capped at the amount specified in each officer’s Outperformance Agreement.
     If in the discretion of the Compensation Committee, the Discretionary Metrics have been achieved, the Company will issue to the officer a number of common shares equal to (a) the dollar value assigned to the Discretionary Metrics set forth in such officer’s Outperformance Agreement, divided by (b) the greater of (i) the average closing price for the common shares over the twenty trading days ending on the Valuation Date or (ii) the closing price per common share on the last trading date before the Senior Officer Valuation Date, or the equivalent amount of cash, at the Company’s option, as soon as practicable following the applicable vesting date.
     With respect to Joan U. Allgood, Richard E. Brown, Timothy J. Bruce, William H. Schafer and Robin R. Walker-Gibbons, the performance metrics are as follows: (a) the FFO Target, (b) a total return to the Company’s shareholders target (the “TRS Target”), and (c) a total return to the Company’s shareholders target relative to that of the total return to shareholders of companies included in a specified peer group (the “Comparative TRS Target”, together with the TRS Target, the “TRS Metrics” and, together with the FFO Target and the TRS Target, the “Officer Targets”). The measurement period for the Officer Targets began January 1, 2005, consistent with the measurement period for the senior officers, and ends the earlier of December 31, 2009 or the date of a Change in Control (such earlier date, the “Officer Valuation Date”).
     If the FFO Target is achieved, the Company will issue to the officer a number of common shares equal to (a) the dollar value assigned to the FFO Target set forth in such officer’s Outperformance Agreement, and (b) divided by the greater of (i) the average closing price for the common shares over the twenty trading days ending on the Valuation Date or (ii) the closing price per common share on the last trading date before the Officer Valuation Date, or the equivalent amount of cash, at the Company’s option, as soon as practicable following the applicable vesting date (described below).
     If one or both of the TRS Metrics are achieved, the Company will issue to the officer a number of shares set forth in the agreement, depending on whether one or both of the TRS Metrics have been achieved, or the equivalent amount of cash, at the Company’s option, as soon as practicable following the applicable vesting date. The value of the number of common shares or equivalent amount paid in cash with respect to the TRS Metrics that may be paid is capped at the amount specified in each officer’s Outperformance Agreement.
     The awards to Messrs. Wolstein and Hurwitz will vest on March 1, 2008 or the Senior Officer Valuation Date (in the event of a Change in Control), provided that the officer remains in continuous employment with the Company through such date except due to death, disability or termination of employment without cause (as defined in the Outperformance Agreement). The awards to Ms. Allgood, Mr. Brown, Mr. Bruce, Mr. Schafer and Ms. Walker-Gibbons will vest on March 1, 2010 or the Officer Valuation Date (in the event of a Change in Control), provided that the officer remains in continuous employment with the Company through such date except due to death, disability or termination of employment without cause (as defined in the Outperformance Agreement). If the officer dies or become disabled or his or her employment is terminated by the Company without cause prior to the applicable Valuation Date, then the value of the awards payable to such officer upon achievement of the performance metrics will be prorated for the number of days from January 1, 2005 to the date of death, disability or termination of employment. In the event the officer’s employment with the Company is terminated for cause or the officer voluntarily terminates his or her employment with the Company for any reason prior to the applicable Valuation Date, the officer will immediately forfeit the awards, and any rights he or she had in the awards will terminate without further action.
     For purposes of the Outperformance Agreements, a “Change in Control” means the occurrence of any of the following: (i) the business day immediately preceding the day on which a consolidation or merger in which the Company is not the surviving corporation, the sale of substantially all of the assets of the Company, or the liquidation or dissolution of the Company is scheduled to occur; provided, however, that prior to such business day (A) the shareholders of the Company have approved such consolidation, merger, sale, liquidation or dissolution and (B) there does not exist on such business day any fact or circumstance that shall make it reasonably unlikely that such closing will not occur as scheduled; or (ii) any person or other entity (other than the Company, its subsidiary or any Company employee benefit plan (including any trustee of any such plan acting in its capacity as trustee)) becomes the beneficial owner of securities of the Company representing 51% or more of the voting power of the Company’s outstanding securities; or (iii) during any two-year period, individuals who at the beginning of such period constitute the entire Board of Directors cease to constitute a majority of the Board of Directors, unless the election or the nomination for election of each new director is approved by at least two-thirds of the directors then still in office who were directors at the beginning of that period.
     The approximate maximum value that may be received by each executive officer pursuant to his or her Outperformance Agreement is as follows: Mrs. Allgood, $1,445,000; Mr. Brown, $1,445,000; Mr. Bruce, $1,732,000; Mr. Hurwitz, $3,400,000; Mr. Schafer, $1,445,000, Ms. Walker-Gibbons, $1,445,000; and Mr. Wolstein, $6,760,000.
     The Outperformance Agreements will be filed as exhibits to the Company’s Quarterly Report for the quarter ended September 30, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Developers Diversified Realty Corporation (Registrant)
Date: August 21, 2006
	By:	/s/ William H. Schafer
William H. Schafer
Executive Vice President and Chief Financial Officer